Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 22, 2005 relating to the financial statements of EXCO Holdings II, Inc. and the consolidated financial statements of EXCO Holdings Inc., of our report dated March 18, 2004 except as to Note 2, for which the date is November 22, 2005 and our report dated March 31, 2005 except as to Note 2, for which the date is November 22, 2005 relating to the consolidated financial statements of EXCO Resources, Inc., which appear in the Registration Statement on Form S-1 (File No. 333-129935) of EXCO Resources, Inc.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
March 17, 2006